Exhibit 99.1

Investor Relations Contact:

David J. Rodgers, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS IMPROVED RESULTS FOR THE FOURTH

QUARTER AND TWELVE MONTHS OF FISCAL 2010 AND PROVIDES FISCAL 2011 OUTLOOK

MILWAUKEE, WI, August 12, 2010/PR Newswire – Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth quarter and fiscal year ended June 27, 2010.

Highlights:

•	Fourth quarter fiscal 2010 consolidated net sales of $615.6 million, an increase of $132.9 million or 27.5% from the fourth quarter of fiscal 2009.

•

Fourth quarter fiscal 2010 consolidated net income of $18.2 million, or $0.36 per diluted share, increased from $5.3 million, or $0.11 per diluted share, one year ago. The fourth quarter of fiscal 2009 included a $5.8 million pretax charge ($3.5 million after tax or $0.07 per diluted share) for plant closure costs.

•

Fiscal 2010 consolidated net income of $36.6 million, or $0.73 per diluted share, included a $30.6 million pretax charge ($18.7 million after tax or $0.37 per diluted share) for a previously disclosed litigation settlement. Fiscal 2009 net income was $32.0 million, or $0.64 per diluted share.

•	Strong cash flows from operations in fiscal 2010 of $243.7 million drove down net debt outstanding by $178.2 million.

“We continued to execute our operational initiatives to strengthen the company and improve profitability in fiscal 2010,” commented Todd J. Teske, President and Chief Executive Officer of Briggs & Stratton. “Despite challenging economic conditions over the past year, operating profits and cash flows from operations increased and significantly improved our balance sheet. Our fiscal 2010 results position us to be successful for either a prolonged economic recovery in the US and Europe or a stronger rebound as consumer confidence returns. We are also pleased that our financial results allowed us to pay our employees the remainder of the salaries and 401(K) company match benefits that were reduced earlier in the fiscal year. The response of our employees to our business challenges during fiscal 2010 was extraordinary.”

Consolidated Results:

Fiscal 2010 fourth quarter results included consolidated net sales of $615.6 million and consolidated net income of $18.2 million or $0.36 per diluted share. The fourth quarter of fiscal 2009 had consolidated net sales of $482.8 million and consolidated net income of $5.3 million or $0.11 per diluted share. Included in net income for the fiscal 2009 fourth quarter was a $5.8 million pretax ($3.5 million after tax) expense associated with the closing of a manufacturing facility in Jefferson, Wisconsin. The consolidated net sales increase of $132.9 million or 27.5% was due primarily to increased shipment volumes in both the Engines and Power Products Segments. After considering the impact of the fiscal 2009 item related to the Jefferson, Wisconsin facility closure, fourth quarter consolidated net income was $18.2 million, which was higher by $9.4 million as compared to the prior year adjusted net income of $8.8 million. This increase was the result of increased shipment and production volumes as well as improved productivity, partially offset by the $4.4 million repayment to employees for the remainder of the salaries and 401(K) company match benefits that were reduced earlier in the fiscal year.

For fiscal 2010, the company had consolidated net sales of $2.03 billion and consolidated net income of $36.6 million or $0.73 per diluted share. Fiscal 2009 consolidated net sales were $2.09 billion and consolidated net income was $32.0 million or $0.64 per diluted share. The $64.3 million decrease in consolidated net sales was primarily due to reduced generator shipment volumes due to the absence of landed hurricanes. In addition, sales were also impacted by lower average prices for engines offset by a favorable mix of engines and favorable currency exchange primarily related to the Euro and Australian dollar.

Included in fiscal 2010 consolidated net income was a $30.6 million pretax expense ($18.7 million after tax or $0.37 per diluted share) associated with a class action lawsuit regarding horsepower labeling that was previously disclosed in a Current Report on Form 8-K filed on March 2, 2010. Fiscal 2009 consolidated net income included the $5.8 million pretax ($3.5 million after tax) expense associated with the closing of the Jefferson, Wisconsin manufacturing facility. After considering the impact of these items, fiscal 2010 adjusted consolidated net income was $55.3 million, which was higher by $19.8 million compared to the prior year adjusted net income of $35.5 million. The increased net income was primarily the result of reduced manufacturing costs, lower commodity costs and transportation expenses and planned manufacturing cost savings.

Engines Segment:

Fiscal 2010 fourth quarter net sales were $423.1 million versus $336.0 million for the same period a year ago, an increase of $87.1 million or 25.9%. The increase in net sales was the result of increased sales volume to U.S. OEM customers and a favorable mix of product shipped that reflected higher priced units used on riding lawn and garden equipment. Engine shipments were favorably impacted by the improvement in lawn and garden products sold at retail primarily due to favorable weather conditions domestically. Lower average sales prices and unfavorable exchange rates compared to last year partially offset the higher volumes and favorable product mix.

Net sales for fiscal 2010 were $1.40 billion versus the $1.41 billion in the prior year, a decrease of $7.4 million or 0.5%. Total engine volumes for the year were essentially flat as an increase in engines used in lawn and garden applications was offset by reduced demand for engines for portable generators due to no landed hurricane activity. Lower average prices during the year were effectively offset by a favorable mix of higher priced engines shipped for use on riding equipment and a slightly favorable foreign currency impact.

Income from operations for the fourth quarter of fiscal 2010 was $27.2 million, up $6.8 million from the $20.4 million earned during the same period in the prior year. The increased income from operations was the result of increased sales and production volumes, lower commodity costs, a favorable mix of product shipped that reflected higher priced units, and improved productivity, offset by lower average prices and increased engineering, selling and administrative expenses. Engineering, selling, general and administrative expenses were higher due in part to recognizing the expense for repayment of the remaining salaries and 401(K) company match benefits that were reduced from salaried employees earlier in the fiscal year.

Income from operations for fiscal 2010 was $83.1 million. Income from operations after adjusting for the $30.6 million litigation settlement was $113.7 million, up $30.3 million from the $83.4 million in fiscal 2009. The increased income from operations was the result of lower manufacturing costs and efficiencies, lower average commodity costs, a favorable mix of product shipped that reflected higher priced units, and improved productivity, partially offset by lower average sales prices and higher selling and administrative expenses.

Power Products Segment:

Fiscal 2010 fourth quarter net sales were $248.8 million versus $195.2 million from the same period a year ago, an increase of $53.6 million. The net sales increase was due to increased shipments of lawn and garden equipment and pressure washers, both driven by favorable weather conditions domestically.

Net sales for fiscal 2010 were $814.3 million versus $892.9 million in the prior year, a $78.6 million decrease. The net sales decrease for the year was the result of decreased portable generator sales volume due to the absence of any landed hurricanes in fiscal 2010 partially offset by higher volumes of other power products.

The income from operations in the fourth quarter of fiscal 2010 was $2.1 million. The loss from operations in the fourth quarter of fiscal 2009 was $6.1 million, which included a $4.6 million impairment expense related to the write-down of assets associated with the closure of the Jefferson, Wisconsin facility. After considering the impact of the Jefferson closure, income from operations between years improved by $3.6 million. The improvement resulted from increased sales and production volumes of lawn and garden equipment and pressure washers. Offsetting the improvement was a decrease in absorption rates due to lower production levels of portable generators and snow throwers compared to the prior year, as well as increased engineering, selling, general and administrative expenses related to the repayment to employees for the remainder of the salaries and 401(K) company match benefits that were reduced earlier in the fiscal year.

The loss from operations for fiscal 2010 was $5.9 million. The loss from operations for fiscal 2009 was $15.0 million, which included the $4.6 million expense related to the write-down of assets associated with the closure of the Jefferson, Wisconsin facility. After considering the impact of the Jefferson closure, the loss from operations between years was improved by approximately $4.5 million. The majority of the improvement was the result of lower manufacturing costs, primarily related to lower commodity costs and planned cost savings initiatives. The improvements were partially offset by lower sales and production volumes primarily related to the significantly lower portable generator production and shipments in fiscal 2010. Transition costs of approximately $8.0 million related to the closure of the Jefferson, Wisconsin facility more than offset the related cost savings of approximately $3.0 million in fiscal 2010 associated with consolidating the manufacturing and administrative footprint accomplished in fiscal 2010.

Corporate Items:

Other income for the fourth quarter and fiscal 2010 was greater than the same periods last year primarily because of improved earnings of our joint ventures. Interest expense for the fourth quarter and twelve months of fiscal 2010 was less than the comparable periods of last year due to lower average borrowings offset by a premium expense of $0.1 million and $2.5 million, respectively, related to the repurchase of a portion of outstanding senior notes.

The effective tax rate was 28.2% and 5.3% for the fourth quarter of fiscal 2010 and 2009, respectively. The effective tax rate was 25.4% and 20.9% for fiscal 2010 and fiscal 2009, respectively. The variation between quarters is due to the required recognition of the tax effects of certain events as discrete items in the quarter they occur rather than in the overall expected annual tax rate. In addition, the annual fluctuation reflects the impact of changes in foreign earnings at different tax rates and the taxation of dividends from foreign operations as well as a larger benefit from the production activities deduction and resolution of certain tax matters.

Financial Position:

The 8.875% Senior Notes that are due in March 2011 have been classified as Short-Term Debt in the consolidated balance sheet as of the end of fiscal 2010. The company believes it will be able to replace these borrowings with new financing at or prior to the maturity date of the Senior Notes.

Net debt at June 27, 2010 was $89.9 million (total debt of $206.5 million less $116.6 million of cash), an improvement of $178.2 million from fiscal 2009. The reduction of debt was attributable to cash flows from operations. Cash flows provided by operating activities were $243.7 million during fiscal 2010, an increase of $71.3 million over fiscal 2009.

Outlook:

For fiscal 2011, the company projects that consolidated net income will be in the range of $60 million to $70 million or $1.20 to $1.40 per diluted share. Consolidated net sales are projected to be higher by approximately 2% to 4% depending on the level of recovery of consumer spending within the outdoor power equipment category. Engines Segment sales are forecasted higher on modest volume and pricing improvements while the Power Products Segment sales are forecasted higher primarily due to higher volumes of lawn and garden equipment. Demand for portable generators and the related engines due to landed hurricane activity have not been included in our fiscal 2011 sales forecast. Operating income margins are projected to be in the range of 5.0% to 6.0%, and interest expense and other income are forecasted to be in the range of $23 million to $25 million and $4 million to $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 32% to 35%.

Conference Call Information:

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 837-9782. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 741944.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; the ability to secure adequate working capital funding and meet related covenants; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity® , Snapper®, Ferris® and Murray® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(Dollars in Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
NET SALES	$615,641	$482,763	$2,027,872	$2,092,189
COST OF GOODS SOLD	499,228	397,195	1,647,937	1,753,935
IMPAIRMENT CHARGE	—	4,575	—	4,575

Gross Profit on Sales	116,413	80,993	379,935	333,679
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	87,722	69,067	280,248	265,338
LITIGATION SETTLEMENT	—	—	30,600	—

Income from Operations	28,691	11,926	69,087	68,341
INTEREST EXPENSE	(5,490)	(6,827)	(26,469)	(31,147)
OTHER INCOME, Net	2,168	523	6,455	3,215

Income before Provision for Income Taxes	25,369	5,622	49,073	40,409
PROVISION FOR INCOME TAXES	7,166	297	12,458	8,437

Net Income	$18,203	$5,325	$36,615	$31,972

Average Shares Outstanding	49,658	49,584	49,668	49,572

BASIC EARNINGS PER SHARE	$0.37	$0.11	$0.73	$0.64

Diluted Average Shares Outstanding	50,220	49,761	50,064	49,725

DILUTED EARNINGS PER SHARE	$0.36	$0.11	$0.73	$0.64

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Segment Information

(Dollars in Thousands)

(Unaudited)

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
NET SALES:
Engines	$423,107	$335,989	$1,406,740	$1,414,113
Power Products	248,766	195,168	814,289	892,887
Inter-Segment Eliminations	(56,232)	(48,394)	(193,157)	(214,811)

Total *	$615,641	$482,763	$2,027,872	$2,092,189

* International sales based on product shipment destination included in net sales	$92,508	$80,995	$502,827	$502,966
GROSS PROFIT ON SALES:
Engines	$89,637	$65,610	$308,543	$266,289
Power Products	27,319	17,700	79,524	67,479
Inter-Segment Eliminations	(543)	(2,317)	(8,132)	(89)

Total	$116,413	$80,993	$379,935	$333,679

INCOME (LOSS) FROM OPERATIONS:
Engines	$27,177	$20,352	$83,147	$83,411
Power Products	2,057	(6,109)	(5,928)	(14,981)
Inter-Segment Eliminations	(543)	(2,317)	(8,132)	(89)

Total	$28,691	$11,926	$69,087	$68,341

Non-GAAP Financial Measures

Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the improvement in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended June

(Dollars in Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Net Income	$18,203	$5,325	$36,615	$31,972
Tax effected charges to reported net income:
Litigation Settlement[1]	—	—	18,666	—
Jefferson Facility Restructuring[2]	—	3,523	—	3,523

Adjusted Net Income	$18,203	$8,848	$55,281	$35,495

Diluted Earnings Per Share	$0.36	$0.11	$0.73	$0.64
Tax effected charges to reported diluted earnings per share:
Litigation Settlement[1]	—	—	0.37	—
Jefferson Facility Restructuring[2]	—	0.07	—	0.07

Adjusted Diluted Earnings Per Share	$0.36	$0.18	$1.10	$0.71

[1]	Represents a $30,600 charge tax affected at a blended marginal tax rate of 39%.
[2]	Represents charges of $5,775 tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Segment Information

(Dollars in Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$27,177	$20,352	$83,147	$83,411
Litigation Settlement	—	—	30,600	—

Adjusted Engine Income from Operations	$27,177	$20,352	$113,747	$83,411
Power Products
Income (Loss) from Operations	$2,057	$(6,109)	$(5,928)	$(14,981)
Jefferson Facility Restructuring	—	4,575	—	4,575

Adjusted Power Products Income (Loss) from Operations	$2,057	$(1,534)	$(5,928)	$(10,406)
Inter-Segment Eliminations	(543)	(2,317)	(8,132)	(89)

Adjusted Income from Operations	$28,691	$16,501	$99,687	$72,916

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(Dollars in Thousands)

(Unaudited)

	2010	2009
CURRENT ASSETS:
Cash and Cash Equivalents	$116,554	$15,992
Accounts Receivable, Net	286,426	262,934
Inventories	400,346	477,339
Deferred Income Tax Asset	41,138	51,658
Assets Held For Sale	4,000	4,000
Other	57,179	48,597

Total Current Assets	905,643	860,520

OTHER ASSETS:
Goodwill	252,975	253,854
Investments	19,706	18,667
Deferred Loan Costs, Net	525	1,776
Other Intangible Assets, Net	90,345	92,190
Deferred Income Tax Asset	72,492	23,165
Other Long-Term Assets, Net	10,608	8,676

Total Other Assets	446,651	398,328

PLANT AND EQUIPMENT:
At Cost	979,898	991,682
Less - Accumulated Depreciation	642,135	631,507

Plant and Equipment, Net	337,763	360,175

	$1,690,057	$1,619,023

CURRENT LIABILITIES:
Accounts Payable	$171,495	$128,151
Short-Term Debt	206,460	3,000
Accrued Liabilities	185,556	167,938

Total Current Liabilities	563,511	299,089

OTHER LIABILITIES:
Accrued Pension Cost	274,737	138,811
Accrued Employee Benefits	23,006	19,429
Accrued Postretirement Health Care Obligation	135,978	155,443
Other Long-Term Liabilities	42,248	30,463
Long-Term Debt	—	281,104

Total Other Liabilities	475,969	625,250

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	80,932	78,101
Retained Earnings	1,090,843	1,075,838
Accumulated Other Comprehensive Loss	(318,709)	(250,273)
Treasury Stock, at Cost	(202,489)	(208,982)

Total Shareholders’ Investment	650,577	694,684

	$1,690,057	$1,619,023

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

(Unaudited)

	Twelve Months Ended Fiscal June
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$36,615	$31,972
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	66,232	67,803
Stock Compensation Expense	6,975	3,999
Impairment Charge	—	4,575
Loss on Disposition of Plant and Equipment	2,125	2,514
Loss on Curtailment of Employee Benefits	—	1,190
(Provision) Credit for Deferred Income Taxes	3,452	7,368
Change in Operating Assets and Liabilities, Net of Effects of Acquisition:
(Increase) Decrease in Accounts Receivable	(24,430)	59,809
Decrease in Inventories	76,389	61,810
(Increase) Decrease in Other Current Assets	1,032	(13,152)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	67,947	(45,318)
Change in Accrued Pension	(4,808)	(8,441)
Other, Net	12,212	(1,709)

Net Cash Provided by Operating Activities	243,741	172,420

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(44,443)	(43,027)
Cash Paid for Acquisition, Net of Cash Acquired	—	(24,757)
Proceeds Received on Disposition of Plant and Equipment	276	3,659
Other, Net	(144)	(348)

Net Cash Used by Investing Activities	(44,311)	(64,473)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Loans, Notes Payable, and Long-Term Debt	(78,236)	(85,077)
Dividends	(22,125)	(38,171)
Stock Option Exercise Proceeds and Tax Benefits	864	—

Net Cash Used by Financing Activities	(99,497)	(123,248)

EFFECT OF EXCHANGE RATE CHANGES	629	(1,175)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	100,562	(16,476)
CASH AND CASH EQUIVALENTS, Beginning	15,992	32,468

CASH AND CASH EQUIVALENTS, Ending	$116,554	$15,992